Exhibit 99.3

Hot Data, Inc. Software, Ltd.
UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited interim financial statements of HotData, Inc. Software, Ltd. as of March 31, 2001 and for the six month periods ended March 31, 2001 and 2000 do not provide all disclosures included in the annual financial statements. These interim financial statements should be read in conjunction with the annual audited financial statements and the footnotes thereto. Results for the interim periods are not necessarily indicative of the results for the fiscal year ending March 31, 2002. In the opinion of management, the accompanying interim financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations of HotData, Inc..

HotData, Inc. Unaudited Condensed Balance Sheet

March 31, 2001
ASSETS

CURRENT ASSETS
Cash	$ 194,488
Receivables	81,332
Prepaid expenses and other current assets	24,560

TOTAL CURRENT ASSETS	300,380
PROPERTY AND EQUIPMENT	720,490
OTHER ASSETS	28,000

$ 1,048,870

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$ 170,627
Accrued liabilities	160,042
Unearned revenue	255,836
Current portion of long-term debt	416,802

TOTAL CURRENT LIABILITIES	1,003,307
OTHER LIABILITIES	224,564
COMMITMENTS AND CONTINGENCIES
Redeemable preferred stock	13,614,575
STOCKHOLDER’S DEFICIT	(13,793,576)

Total liabilities and stockholders equity	$ 1,048,870

HotData, Inc. Unaudited Condensed Statements of Operations

	Six Months Ended March 31,

	2001	2000
Revenue	$ 288,185	$ 186,396
Operating expenses:
Research and development	1,000,842	1,074,249
Sales and marketing	863,617	1,354,049
General and administrative	628,686	980,518

Total operating expenses	2,493,145	3,408,816

Loss from operations	(2,204,960)	(3,222,420)
Non-operating expense	(35,101)	(89,528)

Income before provision for income taxes	(2,240,061)	(3,311,948)

Provision for income taxes	—	—
Net loss	$(2,240,061)	$(3,311,948)

HotData, Inc. Unaudited Condensed Statements of Cash Flow

	Six Months Ended March 31,
	2001	2000
Cash flows from operating activities:
Net loss	$(2,240,061)	$(3,311,948)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Amortization expense	54,047	63,030
Depreciation expense	191,619	227,669
Changes in assets and liabilities:
Receivables	103,907	(88,755)
Prepaid expenses and other assets	107,641	(28,097)
Deferred revenue	(129,848)	176,057
Other assets	150,000	—
Accounts payable	(21,300)	37,770
Accrued expenses	(206,305)	139,051

Net cash used in operating activities	(1,990,300)	(2,785,223)

Cash flows from investing activities:
Purchases of property and equipment	(28,371)	(313,238)

Net cash used in investing activities	(28,371)	(313,238)

Cash flows from financing activities:
Increase in restricted cash due to lease obligations		(89,000)
Proceeds from exercise of stock options and warrants	78,181	74,983
Proceeds from borrowing from related parties		185,075
Repayment of long-term debt	(816,709)	(208,004)
Proceeds from issuance of preferred stock		4,360,651

Net cash provided by financing activities	(738,528)	4,323,705

Net decrease in cash and cash equivalents	$(2,757,199)	$ 1,225,244
Cash and cash equivalents at beginning of period	$ 2,951,687	$ 501,199
Cash and cash equivalents at end of period	$ 194,488	$ 1,726,443

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Group 1 Software, Inc. By: Name: Mark D. Funston Title: Chief Financial Officer

Date: July 24, 2001